NICOLLET PROCESS ENGINEERING, INC.

                             1990 STOCK OPTION PLAN


                            Scope and Purpose of Plan


         This Nicollet Process Engineering, Inc. 1990 Stock Option Plan (the "Plan") provides for the granting of

                     (a) Incentive Options (hereinafter defined) to all
              employees of Nicollet Process Engineering, Inc., a Minnesota corporation (the "Corporation"), or of its affiliates (hereinafter defined), and

                     (b) Nonqualified Options (hereinafter defined) and Stock
              Appreciation Rights (hereinafter defined) to all employees and directors of the Corporation or of its Affiliates.

         The purpose of the Plan is to provide an incentive for all employees and directors of the Corporation or its Affiliates to remain in the service of the Corporation or its Affiliates, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to aid the Corporation in attracting able persons to enter the service of the Corporation and its Affiliates.

SECTION 1.  Definitions.

         1.01 "Affiliates" means any corporation, other than the Corporation, in an unbroken chain of corporations beginning with the Corporation if each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         1.02 "Agreement" shall mean the agreement between the Corporation and the individual to whom Options or SARs are granted.

         1.03 "Base Amount" shall mean the amount designated in an Agreement that establishes the lower limit used for measuring a Holder's right to receive cash or shares of the Stock on exercise of an SAR.

         1.04 "Board of Directors" shall mean the board of directors of the Corporation.

         1.05 "Code" means the Internal Revenue Code of 1986 as amended from time to time.

         1.06 "Director" shall mean a member of the Board of Directors of the Corporation or any of its affiliates.

         1.07 "Eligible Individuals" shall mean in the case of Incentive Options all employees, which shall be deemed to include officers and directors who are also employees of the Corporation or of any of its Affiliates, and shall mean in the case of Nonqualified Options and Stock Appreciation Rights all employees and directors of the Corporation or any of its affiliates.

         1.08 "Fair Market Value" shall mean, if the Stock is traded on one or more established markets or exchanges, the mean of the opening and closing prices of the Stock in the primary market or exchange on which the Stock is traded, and if the Stock is not so traded or the Stock does not trade on the relevant date, the value determined in good faith by the Board of Directors. For purposes of valuing Incentive Options, the Fair Market Value of stock shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

         1.09 "Holder" shall mean an Eligible Individual to whom an Option or SAR has been granted.

         1.10 "Incentive Options" shall mean stock options that satisfy the requirements of Section 422A of the Code.

         1.11 "Nonqualified Options" shall mean stock options which do not satisfy the requirements of Section 422A of the Code.

         1.12 "Options" shall mean either Incentive Options or Nonqualified Options, or both.

         1.13 "Stock" shall mean the Corporation's authorized no par value common stock together with any other securities with respect to which Options or SARs granted hereunder may become exercisable.

         1.14 "Stock Appreciation Right" or "SAR" shall mean a right to receive on exercise an amount of cash (or, at the Corporation's option, a number of shares of the Stock with a Fair Market Value as of the date of exercise) equal to the difference on the exercise date between the Fair Market Value of the Stock on such date and the Base Amount.

SECTION 2. Stock and Maximum Number of Shares Subject to the Plan.

         2.01 Description of Stock and Maximum Shares Allocated. The Stock which Options granted hereunder give the holder thereof the right to purchase and the Stock that may be issued or delivered in payment of SARs may be unissued or reacquired shares of Stock, as the Board of Directors may, in its sole and absolute discretion, from time to time determine. Subject to the adjustments provided for in Paragraph 6.07 hereof, the aggregate number of shares of Stock to be issued pursuant to the exercise of all Options or SARs granted hereunder shall not exceed 100,000 shares. For purposes of calculating the number of shares charged against the maximum number of shares set forth above, in the case of the exercise of an SAR, the number of whole shares of Stock issued or delivered with respect to such SAR shall be charged against the maximum number of shares set forth above.

         2.02 Restoration of Unpurchased Shares. If an Option granted hereunder expires or terminates for any reason during the term of this Plan and prior to the exercise thereof in full, the shares of Stock subject to but not issued under such Option shall again be available for Options granted hereunder subsequent thereto.

SECTION 3.  Administration of the Plan.

         3.01 Stock Option Committee. The Plan shall be administered by the Board of Directors or a committee appointed by the Board of Directors (the "Committee").

         3.02 Duration, Removal, Etc. The members of the Committee shall serve at the pleasure of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by action of the Board of Directors.

         3.03 Meetings and Actions of the Committee. The Committee shall elect one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members, whether present or not; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the bylaws of the Corporation as it may deem advisable.

         3.04 Powers of the Board of Directors or Committee. Subject to the express provisions hereof, the Board of Directors or the Committee, if one shall be appointed, shall have the authority, in its sole and absolute discretion, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (b) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) subject to Section 6 of the Plan, the term and the period or periods and extent of exercisability of the Options and SARs,
(ii) the extent to which the transferability of shares of Stock issued upon exercise of Options and SARs is restricted, (iii) the effect of termination of employment upon the exercisability of the Options and SARS, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (c) subject to Paragraph 6.06, to accelerate the time of exercisability of any Option or SAR that has been granted; (d) to construe the respective Option and SAR Agreements and the Plan; and (e) to make all other determinations necessary or advisable for administering the Plan. The Board of Directors or the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option or SAR Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Board of Directors or the Committee, if there be one, on the matters referred to in this Paragraph 3.04 shall be final and conclusive.

SECTION 4.  Eligibility and Participation.

         4.01 Eligible Individuals. Options and SARs may be granted hereunder only to persons who are Eligible Individuals at the time of the grant thereof. Notwithstanding any provision contained herein to the contrary, a person shall not be eligible to receive an Incentive Option hereunder unless he is an employee of the Corporation or an Affiliate, nor shall a person be eligible to receive an Incentive Option hereunder if he, at the time such option is granted, would own (within the meaning of sections 422A and 425 of the Code) stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation or an Affiliate unless at the time such Incentive Option is granted, the exercise price per share of Stock is at least one hundred and ten percent (110%) of the Fair Market Value of each share of Stock to which the Incentive Option relates and the Incentive Option is not exercisable after the expiration of five (5) years from the date it is granted.

         4.02 No Right to Option or SAR. The adoption of the Plan shall not be deemed to give any person a right to be granted an Option or SAR hereunder.

SECTION 5.  Grant of Options and SARs.

         Subject to the express provisions hereof, the Board of Directors or the Committee, if one shall be appointed, shall determine which Eligible Individuals shall be granted Options and SARs hereunder from time to time. The Board of Directors or the Committee, if one shall be appointed, shall also determine the number of shares subject to each of such Options, the number of SARs to be granted, and shall authorize the granting of Options and SARs in accordance with such determinations. Each Option and SAR granted hereunder shall be evidenced by an Agreement, executed by the Corporation and the Eligible individual to whom the Option or SAR is granted, incorporating such terms as the Board of Directors or the Committee shall deem necessary or desirable. More than one Option or SAR may be granted hereunder to the same eligible individual and be outstanding concurrently hereunder. In the event an Eligible Individual is granted both one or more Incentive Options and one or more Nonqualified Options, such grants shall be evidenced by separate Agreements, one each for the Incentive Option grants and one each for the Nonqualified Option grants.

SECTION 6.  Terms and Conditions of Options.

         All Options and SARs granted hereunder shall comply with, be deemed to include, and shall be subject to the following terms and conditions:

         6.01 Number of Shares and Individual Stock Appreciation Rights. Each Agreement shall state the number of shares of Stock and SARs to which it relates.

         6.02 Exercise Price and Base Amount. Each Agreement shall state the exercise price per share, in the case of Options, and the Base Amount per SAR, in the case of SARs. The exercise price per share of Stock subject to an Incentive Option shall not be less than the greater of (a) the par value per share of said Stock or (b) 100% of the Fair Market Value per share of said Stock on the date of the grant of the Option or the amount specified in Paragraph 4.01, whichever is applicable; and the Base Amount under a SAR granted in tandem with an Incentive Option shall likewise not be less than the greater of such amounts.

         6.03 Medium, Time of Payment, and Method of Exercise. The exercise price of an Option shall be payable upon the exercise of the Option in cash, by certified or cashier's check, or, with the consent of the Board of Directors or the Committee, with shares of Stock of the Corporation owned by the Holder immediately prior to such exercise. Exercise of an Option or SAR shall not be effective until the Corporation has received written notice of exercise. In the case of an Option, such notice must specify the number of whole shares to be purchased and be accompanied by payment in full of the aggregate Option price of the number of shares purchased. In the case of an SAR, the notice must specify the number of SARs being exercised. The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option or SAR.

         6.04 Additional Provisions Relating to SARs. The Board of Directors or the Committee may, in its discretion, grant SARs to Eligible Individuals either separately or in tandem with, and in direct relation to, Options granted pursuant to the Plan, including Incentive Options. If granted in tandem, the exercise of an Option shall cause a correlative reduction in the number of SARs granted in tandem with such Option. The exercise of an SAR issued in tandem with a stock option shall cause a correlative reduction in the number of shares which may be acquired pursuant to the exercise of such Option. When issued in tandem, the Agreement shall provide for the correlative reduction described in the preceding sentence.

         An SAR granted in tandem with an Incentive Option must have a Base Amount equal to the exercise price of the Incentive Option. Such SAR may be exercised only when the underlying Incentive Option is eligible to be exercised. In addition, such SAR may only be exercised when the Fair Market Value of the Stock subject to the Incentive Option exceeds the exercise price of the Incentive Option.

         Upon exercise of an SAR or portion thereof, the Holder shall, in the manner provided in Paragraph 6.05, receive an amount equal to aggregate difference between the Fair Market Value, as of the date of exercise, of a number of shares of the Stock equal to the number of SARs exercised and the aggregate of the Base Amounts with respect to such SARs. Payment of such amount shall, at the Corporation's option, be made in cash, notes, whole shares of Stock (valued at Fair Market Value on the date of exercise), or in a combination of cash, notes, and/or whole shares of Stock. In case the Corporation elects to deliver only shares of the Stock, payment shall be made in whole shares, rounded down to the next number of whole shares of Stock.

         6.05 Term, Time of Exercise, and Transferability of Options. In addition to such other terms and conditions as may be included in a particular Agreement granting an Option or SAR, an Option or SAR shall be exercisable during a Holder's lifetime only by him or by his guardian or legal representative. Neither an Option nor an SAR shall be transferrable other than by will or the laws of descent and distribution. Each Option and SAR shall also be subject to the following terms and conditions:

                  (a) Termination of Employment. The provisions of this Paragraph 6.05(a) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder ceases to be employed by the Corporation or an Affiliate because the Holder voluntarily terminates employment with such employer (and does not thereupon become an employee of the Corporation or one of its Affiliates), the portion, if any, of an Option or SAR that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the holder's termination of employment shall terminate and cease to be exercisable as of such date, If a Holder ceases to be employed by the Corporation or an Affiliate because any of such entities terminates the Holder's employment for cause, the portion, if any, of an Option or SAR that remains unexercised, including that portion, if any, that pursuant to the Agreement is not yet exercisable, on the date of the Holder's termination of employment shall terminate and cease to be exercisable as of such date. A holder's employment shall be deemed terminated "for cause" if terminated by the Board of Directors of the Corporation or the board of directors of an Affiliate because of incompetence, insubordination, dishonesty, other acts detrimental to the interest of the Corporation or its Affiliates, or any material breach by the Holder of any employment, nondisclosure, noncompetition, or other contract with the Corporation or one of its Affiliates. Whether cause exists shall be determined by such board of directors in its sole discretion and in good faith. If a Holder ceases to be employed by the Corporation or an Affiliate because one of such entities terminates the employment of the Holder but not for cause (and the Holder does not thereupon become an employee of the Corporation or one of its Affiliates), the Holder shall have the right for sixty (60) days after such termination of employment to exercise the Option or SAR with respect to that portion thereof that has become exercisable pursuant to Holder's Agreement as of the date of the Holder's termination of employment.

                  (b) Disability. The provisions of this Paragraph 6.05(b) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder ceases to be employed by the Corporation or an Affiliate by reason of disability (as defined in section 105(d)(4) of the Code), the Holder shall have the right for one hundred twenty (120) days after the date of termination of employment with the Corporation or the Affiliate by reason of disability to exercise an Option or SAR to the extent such Option or SAR is exercisable on the date of his termination of employment.

                  (c) Death. The provisions of this Paragraph 6.05(c) shall apply to the extent a Holder's Agreement does not expressly provide otherwise. If a Holder dies while in the employ of the Corporation or an Affiliate an Option or SAR shall be exercisable by the Holder's legal representatives, legatees, or distributees for one hundred twenty
         (120) days following the date of the Holder's death to the extent such Option or SAR is exercisable on the holder's date of death.

         Notwithstanding any other provision of this Plan, including the provisions of items (a), (b), and (c) of this Paragraph 6.05, no Incentive Option, or SAR granted in tandem with an Incentive Option granted hereunder, shall be exercisable after the expiration of ten (10) years from the date it is granted, or the period specified in Paragraph 4.01, if applicable. The Board of Directors or the Committee shall have authority to prescribe in any Agreement that the Option or SAR evidenced thereby may be exercised in full or in part as to any number of shares or SARs subject thereto at any time or from time to time during the term of the Option or SAR, or in such installments at such times during said term as the Board of Directors or the Committee may prescribe. Except as provided above and unless otherwise provided in any Agreement, an Option or SAR may be exercised at any time or from time to time during the term of the Option or SAR. In the case of an Option, such exercise may be as to any or all whole (but no fractional) shares which have become purchasable under the Option.

         Within a reasonable time after the Corporation receives written notice that the Holder has elected to exercise all or a portion of an Option, such notice to be accompanied by payment in full of the aggregate Option price of the number of shares purchased, the Corporation shall issue and deliver a certificate representing the shares acquired in consequence of the exercise and any other amounts payable in consequence of such exercise. Within a reasonable time after the Corporation receives written notice that the Holder has elected to exercise all or a portion of an SAR, the Corporation shall pay the amount due pursuant to Paragraph 6.04 in the form of cash or notes or some combination thereof as specified in the Agreement; provided, however, the Corporation may satisfy such obligation by transferring shares of Stock of equal value to the Holder. In the event that a Holder exercises both an Incentive Option, or portion thereof, and a Nonqualified Option, or a portion thereof, separate Stock certificates shall be issued, one for the Stock subject to the Incentive Option and one for the Stock subject to the Nonqualified Option. Separate certificates shall also be issued with respect to any Stock issued or delivered in payment of an SAR. The value of the amount of the shares of Stock, cash or notes transferrable due to an exercise of an Option or SAR under this plan shall not be increased due to the passage of time, except as may be provided in an Agreement.

         Nothing herein or in any Option or SAR granted hereunder shall require the Corporation to issue any shares upon exercise of any Option or SAR if such issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. At the time of any exercise of an Option or SAR, the Corporation may, as a condition precedent to the exercise of such Option or SAR, require from the Holder of the Option or SAR (or in the event of his death, his legal representatives, legatees, or distributees) such written representations, if any, concerning his intentions with regard to the retention or disposition of the shares being acquired by exercise of such Option or in payment of such SAR and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by such Holder (or in the event of his death, his legal representatives, legatees, or distributees), will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable state or federal statute or regulation, as then in effect. Certificates for shares of Stock, when issued, may have the following legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

         The shares of Stock evidenced by this certificate have been issued to the registered owner in reliance on written representations that these shares have been purchased for investment. These shares may not be sold, transferred, or assigned unless, in the opinion of the Corporation and its legal counsel, such sale, transfer, or assignment will not be in violation of the Securities Act of 1933, as amended, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws.

         6.06 Limitation on Aggregate Value of Shares That May Become First Exercisable During Any Calendar Year Under an Incentive Option. With respect to an Incentive Option granted under this Plan, the aggregate Fair Market Value of shares of Stock subject to such Incentive Option and the aggregate Fair Market Value of shares of Stock or stock of any Affiliate (or a predecessor of the Corporation or an Affiliate) subject to any other incentive stock option (within the meaning of Section 422A of the Code) of the Corporation and its Affiliates (or a predecessor corporation of any such corporation), to the extent such options become first exercisable in any calendar year, may not (with respect to any holder) exceed $100,000, determined as of the date the Incentive Option is granted. For purposes of this Paragraph 6.06, "predecessor corporation" means a corporation that was a party to a transaction described in Section 425(a) of the Code (or which would be so described if a substitution or assumption under such section had been effected) with the Corporation, or a corporation which, at the time the new incentive stock option (within the meaning of section 422A of the Code) is granted, is an Affiliate of the Corporation or a predecessor corporation of any such corporations, or a predecessor corporation of any such corporations.

         6.07 Adjustments Upon Changes in Capitalization. Notwithstanding any other provision hereof, in the event of any change in the number of outstanding shares of Stock effected without receipt of consideration therefor by the Corporation, by reason of a stock dividend, or split, combination, exchange of shares or other recapitalization, merger, or otherwise, in which the Corporation is the surviving corporation, the aggregate number and class of the reserved shares, the number and class of shares subject to each outstanding Option and the Option price of each outstanding Option, and the number of SARs and the Base Amount(s) under each outstanding SAR shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change, provided that any fractional share resulting from such adjustment may be eliminated. In the event of a dispute concerning such adjustment, the decision of the Board of Directors or the Committee shall be conclusive. The number of reserved shares or the number of shares subject to any outstanding Option shall be automatically reduced by any fraction included therein which results from any adjustment made pursuant to this Paragraph 6.07. A dissolution or liquidation of the Corporation, a merger (other than a merger effecting a reincorporation of the Corporation in another state) or consolidation in which the Corporation is not the surviving corporation, or a transaction in which another corporation becomes the owner of 50% or more of the total combined voting power of all classes of stock of the Corporation shall cause every Option and SAR then outstanding to terminate, but the Holders of such then outstanding Options and SARs shall, in any event, subject to the limitation on the number of shares that may become first exercisable during any calendar year set forth in Paragraph 6.06, have the right, immediately prior to such dissolution, liquidation, merger, consolidation, or transaction, to exercise such Options or SARs, to the extent not theretofore exercised, without regard to the determination as to the periods and installments of exercisability made pursuant to Paragraph 6.13 if (and only if) such Options or SARs have not at that time expired or been terminated. Such acceleration of exercisability shall not apply to a given Option or SAR if any surviving or acquiring corporation agrees to assume such Option or SAR in connection with the merger, consolidation, or transaction or agrees to substitute a new Option satisfying the requirements of section 425(a) of the Code or to substitute a new SAR.

         6.08 Rights as a Shareholder. A Holder shall have no right as a shareholder with respect to any shares covered by his Option or payable with respect to an SAR until a certificate representing such shares is issued to him. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Paragraph 6.07 hereof.

         6.09 Modification, Extension and Renewal of Options and SARs. Subject to the terms and conditions of and within the limitations of the Plan, the Board of Directors or the Committee may modify, extend or renew outstanding Options and SARs granted under the Plan, or accept the surrender of Options and SARs outstanding hereunder (to the extent not theretofore exercised) and authorize the granting of new Options and SARs hereunder in substitution therefor (to the extent not theretofore exercised). The Board of Directors or the Committee may not, however, without the consent of the Holder, modify any outstanding Options or SARs so as to specify a lower exercise price or Base Amount or accept the surrender of outstanding Incentive Options and authorize the granting of new Options in substitution therefor specifying a lower option price. In addition, no modification of an Option or SAR granted hereunder shall, without the consent of the Holder, alter or impair any rights or obligations under any Option or SAR theretofore granted hereunder to such Holder under the Plan, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of section 422A of the Code.

         6.10 Furnish Information. Each Holder shall furnish to the Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

         6.11 Obligation to Exercise; Termination of Employment. The granting of an Option or SAR hereunder shall impose no obligation upon the Holder to exercise the same or any part thereof. In the event of a Holder's termination of employment with the Corporation or an Affiliate, the unexercised portion of an Option or SAR granted hereunder shall terminate in accordance with Paragraph
6.05 hereof.

         6.12 Agreement Provisions. The Agreements authorized under the Plan shall contain such other provisions (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option or SAR and the transfer of shares thereby acquired) as the Board of Directors or the Committee shall deem advisable. Each such Agreement relating to Incentive Options granted hereunder, and any SARs granted in tandem therewith, shall contain such limitations and restrictions upon the exercise of the Incentive Option or SAR to which it relates as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in section 422A of the Code.

SECTION 7. Restrictions on Shares of the Stock Acquired Upon Exercise of an
           Option, SAR, or Otherwise.

         7.01 Discretion of the Board of Directors or Committee. Each Agreement may contain or otherwise provide for such restrictions on the transferability of shares of the Stock acquired pursuant to an Option or SAR granted hereunder or otherwise as the Board of Directors or the Committee in its sole and absolute discretion shall deem proper or advisable. Such restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and shareholders of the Corporation other than the Holder who is a party to the particular Agreement.

         7.02     Remedies and Endorsement.

                  (a) The Corporation shall be entitled to recover from a holder reasonable attorneys fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

                  (b) Each certificate representing shares issued to a Holder upon exercise of an Option or SAR granted under the Plan shall, if such share is subject to any transfer restriction, including a right of first refusal, provided for under this Plan or an Agreement, bear a legend that complies with applicable law with respect to the restrictions on transferability contained in this Section 7:

                  The shares represented by this certificate are subject to restrictions on transferability imposed by that certain instrument entitled "Nicollet Process Engineering, Inc. 1990 Employee Stock Option Plan" dated ___________, 1990, and an agreement thereunder between Nicollet Process Engineering, Inc. and __________________ dated ____________________, 1990 which grants to the Corporation an option to purchase such shares in certain instances. A copy of such plan and agreement is on file at the principal office of the Corporation, and is subject to the same right of examination by a shareholder of the Corporation (in person or by agent, attorney, or accountant) as are the books and records of the Corporation.

SECTION 8.  Term of Plan.

         No Options or SARs may be granted hereunder after the date that is ten
(10) years from the earlier of (i) the date the Plan is adopted by the Board of Directors or (ii) the date the Plan is approved by the shareholders of the Corporation.

SECTION 9.  Amendment of Plan.

         The Board of Directors may, insofar as permitted by law, with respect to any shares at the time not subject to Options or deliverable with respect to SARs that have been exercised, suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that, without the approval of the holders of a majority of the outstanding shares of voting stock of all classes of the Corporation, no such revision or amendment shall (a) change the number of shares of the Stock or the number of SARs subject to the Plan, (b) change the designation of the class of employees eligible to receive Options and SARs, (c) decrease the price at which Incentive Options may be granted, (d) remove the administration of the Plan from the Board of Directors or the Committee, (e) render the members of the Board of Directors or the Committee eligible to receive Options under the Plan while serving as such, or
(f) without the consent of the affected holder, cause the Incentive Options granted hereunder and outstanding at such time that satisfied the requirements of section 422A of the Code to no longer satisfy such requirements. Furthermore, the Plan shall not, without such approval of the shareholders, be amended in any manner that will cause Incentive Options issued under it to fail to satisfy the requirements applicable to incentive stock options as defined in section 422A of the Code.

SECTION 10.  General.

         10.01 Application of Funds. The proceeds received by the Corporation from the sale of shares pursuant to Options shall be used for general corporate purposes.

         10.02 Right of the Corporation and Affiliates to Terminate Employment. Nothing contained in the Plan, or in any Agreement, shall confer upon any Holder the right to continue in the employ of the Corporation or any Affiliate, or interfere in any way with the rights of the Corporation or any Affiliate to terminate his employment any time.

         10.03 No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Option or SAR granted under it.

         10.04 Information Confidential. As partial consideration for the granting of each Option or SAR hereunder, the holder shall agree with the Corporation that he will keep confidential all information and knowledge which he has relating to the manner and amount of his participation in the Plan; provided, however, that such information may be given in confidence to the Holder's spouse, attorney, personal tax advisor, or to a financial institution to the extent that such information is necessary in order to secure a loan. In the event any breach of this promise comes to the attention of the Board of Directors or the Committee, it shall take into consideration such breach, in determining whether to recommend the grant of any future Option or SAR to such Holder, as a factor militating against the advisability of granting any such future Option or SAR to such employee.

         10.05 Other Benefits. Participation in the Plan shall not preclude the Holder from eligibility in any other stock option plan of the Corporation or any Affiliate or any old age benefit, insurance, pension, profit sharing, retirement, bonus, or other extra compensation plans which the Corporation or any Affiliate has adopted, or may, at any time, adopt for the benefit of its employees.

         10.06 Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Board of Directors or the Committee may require any Holder, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

         10.07 No Guarantee of Interests. Neither the Board of Directors nor the Committee nor the Corporation guarantees the Stock of the Corporation from loss or depreciation.

         10.08 Payment of Expenses. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Affiliates; provided, however, the Corporation or an Affiliate may recover any and all damages, fees, expenses, and/or costs arising out of any actions taken by the Corporation to enforce its right to purchase Stock under Paragraph 7.01 hereof.

         10.09 Corporation Records. Records of the Corporation or its Affiliates regarding the Holder's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Board of Directors or the Committee to be incorrect.

         10.10 Information. The Corporation and its Affiliates shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Board of Directors or the Committee to perform its duties and functions under the Plan.

         10.11 No Liability of Corporation. The Corporation assumes no obligation or responsibility to the Holder or his personal representatives, heirs, legatees, or distributees for any act of, or failure to act on the part of, the Board of Directors or the Committee.

         10.12 Corporation Action. Any action required of the Corporation shall be by resolution of its Board or by a person authorized to act by resolution of the Board of Directors.

         10.13 Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         10.14 Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the shares to which such notice relates.

         10.15 Waiver of Notice. Any person entitled to notice hereunder may waive such notice.

         10.16 Successors. The Plan shall be binding upon the Holder, his heirs, legatees, and legal representatives, upon the Corporation, its successors, and assigns, and upon the Board of Directors or the Committee, and its successors.

         10.17 Headings. The titles and headings of Sections and Paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         10.18 Governing Law. All questions arising with respect to the provisions of the Plan as they relate to the internal affairs of the Corporation shall be determined by application of the laws of the State of Minnesota and all other questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Minnesota, except to the extent Minnesota law is preempted by federal law.

         The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

         10.19 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

SECTION 11.  Approval of Shareholders.

         The Plan shall take effect on the date it is adopted by the Board of Directors. However, if this Plan is not approved by the holders of a majority of the outstanding shares of common stock, no par value, of the Corporation, within the period beginning twelve (12) months before and ending twelve (12) months after the date the plan is adopted by the Board of Directors, none of the Options granted hereunder shall constitute Incentive Options.